      As filed with the Securities and Exchange Commission on March 2, 1999

                                                     Registration No. 333-

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------
                            VISUAL EDGE SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                         13-3778895
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                        Identification Number)


                      2424 NORTH FEDERAL HIGHWAY, SUITE 100
                            BOCA RATON, FLORIDA 33431
                                 (561) 750-7559
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   -----------
                                EARL T. TAKEFMAN
                             CHIEF EXECUTIVE OFFICER
                            VISUAL EDGE SYSTEMS INC.
                      2424 NORTH FEDERAL HIGHWAY, SUITE 100
                            BOCA RATON, FLORIDA 33431
                                 (561) 750-7559
                (Name, address, including zip code, and telephone
          number, including area code, of agent for service of process)

                                   -----------
                                   COPIES TO:
                              DAVID W. POLLAK, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                                 101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                               TEL: (212) 309-6000
                               FAX: (212) 309-6273

                                   -----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING            AMOUNT OF
              TO BE REGISTERED               REGISTERED          SECURITY(1)             PRICE(1)              REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share....  3,390,000           $0.90625               $3,072,187.50                $854.07
===============================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee, based upon the average of the bid and asked prices of the Registrant's Common Stock as quoted on the Nasdaq SmallCap Market on March 1, 1999, pursuant to Rule 457(c).

                                3,390,000 SHARES

                            VISUAL EDGE SYSTEMS INC.

                                  COMMON STOCK

                                  ------------

         This Prospectus relates to the offer and sale of shares of common stock of Visual Edge Systems Inc. by certain of our stockholders, as well as to shares of common stock offered and sold by certain of our stockholders pursuant to the Prospectus dated August 18, 1997, as supplemented, the Prospectus dated November 21, 1997, as supplemented, and the Prospectus dated April 15, 1998, as supplemented. We will not receive any of the proceeds from the sale of the shares offered hereby.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "EDGE." On March 1, 1999, the last reported sale price of such common stock as quoted on the Nasdaq SmallCap Market was $0.90625 per share.

                                  ------------

         THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                  ------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this Prospectus is March 2, 1999.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                         ------
Available Information.......................................................3
Incorporation of Certain Information by Reference...........................3
Risk Factors ...............................................................4
The Company.................................................................7
Business Overview...........................................................7
Use of Proceeds............................................................12
Selling Stockholders ......................................................12
Plan of Distribution.......................................................14
Legal Matters..............................................................15
Experts....................................................................15

                              AVAILABLE INFORMATION

     Visual Edge Systems Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and 7 World Trade Center, 13th Floor, New York, New York 10007. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the Commission. The address of such site is HTTP://WWW.SEC.GOV.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated therein by reference. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be inspected and copied in the manner and at the locations described above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, previously filed with the Commission by the Company, are hereby incorporated by reference into this Prospectus:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

         2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         3.   The Company's Current Report on Form 8-K dated January 8, 1999;
              and

         4. The description of the common stock set forth in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A on July 11, 1996, and any amendment or report filed for the purpose of updating any such description.


     All reports and other documents subsequently filed by the Company after the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents or reports.

     Any statement contained in a document incorporated or deemed to be incorporated into this Prospectus by reference shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated into this Prospectus by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO VISUAL EDGE SYSTEMS INC., 2424 NORTH FEDERAL HIGHWAY, SUITE 100, BOCA RATON, FLORIDA 33431, ATTENTION: EARL TAKEFMAN (561) 750-7559.

                                  RISK FACTORS

     Readers of this Registration Statement should carefully consider the following risk factors, in addition to the other information contained herein. This Registration Statement contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are intended to be covered by the safe harbors created thereby. Readers are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors identified herein, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

SIGNIFICANT AND CONTINUING LOSSES. For the period from July 15, 1994 (inception) to September 30, 1998, we incurred a cumulative net loss of $17,955,377. We believe that we will incur continuing losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front capital expenditures and operating costs associated with commercializing our products.

UNCERTAINTY OF PROPOSED PLAN OF OPERATION. Our plan of operation and prospects largely depend upon our ability to:

         o    achieve significant market acceptance for our products;

         o establish and maintain satisfactory relationships with those who arrange golf events;

         o successfully hire and retain skilled technical, marketing and other personnel; and

         o successfully develop, equip and operate ONE-ON-ONE vans on a timely and cost effective basis.

There can be no assurance that we will be able to continue to implement our business plan or that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in its implementation. Failure to implement our business plan or material delays in its implementation would have a material adverse effect on us.

POTENTIAL INFLUENCE ON MARKET OF SALE OF CERTAIN SHARES. As part of certain financing transactions, we issued to certain stockholders, through December 31, 1998, an aggregate of 1,039,388 shares of our common stock. In addition, we will be obligated to issue to such stockholders additional shares of common stock if they decide to convert their convertible notes or shares of convertible preferred stock into common stock. Conversion of some or all of such notes or preferred stock would have a dilutive effect on our stockholders. While no prediction can be made as to the effect that the sale of any of these shares will have on market prices of our common stock, the possibility that a substantial number of shares of common stock may be sold in the public market may adversely affect prevailing market prices and could impair our ability to further raise capital through the sale of our equity securities.

DEPENDENCE ON GREG NORMAN LICENSE. Pursuant to a license agreement with Greg Norman (including several recent amendments), we have a worldwide license to use Mr. Norman's name, likeness, endorsement and certain trademarks in connection with the production and promotion of our products. The license agreement originally required us to make guaranteed minimum royalty payments to Mr. Norman; however, as a result of a recent amendment there are no longer any guaranteed payments required, other than a royalty of all of our sales of our product. As at December 31, 1998, we have paid Mr. Norman $1,300,000 in cash and have issued to him 602,000 shares of our common stock, as well as 125,000 options to purchase shares of our common stock at $1.00 per share. The original term of the license agreement expires on December 31, 2001. There may be a material adverse effect to us if Mr. Norman dies, becomes disabled, retires, experiences a significant decline in the level of his tournament play, commits a serious crime or performs any act which adversely affects his reputation. We have obtained "keyman" life insurance on the life of Mr. Norman in the amount of $10,000,000.

MINIMUM BID PRICE. If the bid price of shares listed on Nasdaq is below $1.00 per share for thirty consecutive business days, Nasdaq will notify the issuer of such failure to comply with Nasdaq's continued inclusion requirements. Through March 1, 1999, the bid price of our shares has been less than $1.00 per share for thirty-one consecutive business days. If we receive notice from Nasdaq regarding the bid price of our shares, we then will have ninety calendar days to achieve compliance with Nasdaq rules. According to Nasdaq's rules, we can achieve compliance if the bid price of our shares is above $1.00 per share for at least ten consecutive business days during the ninety-day compliance period. While we anticipate that we will meet Nasdaq's compliance tests, exclusion of our shares from Nasdaq would adversely affect the liquidity of our equity securities.

UNCERTAINTY OF MARKET ACCEPTANCE AND BUSINESS STRATEGY. Our ONE-ON-ONE personalized videotape golf lesson is a new business concept and, accordingly, demand and market acceptance for our products are subject to a high level of uncertainty. Achieving market acceptance for our products will require significant efforts and expenditures by us to create awareness and demand. Our prospects will be significantly affected by our ability to successfully build an effective sales organization and develop a significant number of ONE-ON-ONE vans. We only commenced marketing activities in 1997 and we have limited marketing and technical experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. Our strategy and preliminary and future marketing plans may be subject to change as a result of a number of factors, including progress or delays in our marketing efforts and changes in market conditions. To the extent that we enter into third-party marketing and distribution arrangements in the future, we will be dependent on the marketing efforts of such third parties and in certain instances on the popularity and sales of their products. There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our products.

POTENTIAL FOR PRODUCTS TO BECOME OBSOLETE. The markets for our products may be characterized by rapidly changing technology which could result in product obsolescence or short product life cycles. Accordingly, our ability to compete may be dependent upon our ability to continually enhance and improve our software. There can be no assurance that competitors will not develop technologies or products that render our products obsolete or less marketable.

DEPENDENCE ON KEY PERSONNEL; NEED FOR QUALIFIED PERSONNEL. Our prospects are dependent on the personal efforts of Earl T. Takefman, our Chief Executive Officer, and other key personnel. The loss of the services of Mr. Takefman could have a material adverse effect on our proposed business and prospects. We have entered into employment agreements with Mr. Takefman and other key personnel and have obtained "keyman" insurance on the life of Mr. Takefman in the amount of $5,000,000. Our success is also dependent upon our ability to hire and retain additional qualified marketing, technical, financial and other personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified personnel would have a material adverse effect on us.

DEPENDENCE ON LIMITED PRODUCT LINE. We are entirely dependent on the sales of a limited product line to generate revenues and on the commercial success of our products. There can be no assurance that our products will prove to be commercially viable. Failure to achieve commercial viability would have a material adverse effect on us.

INDUSTRY FACTORS. Our future operating results will depend on numerous factors beyond our control, including:

         o the popularity, price and timing of competitors' products being introduced and distributed;

         o national, regional and local economic conditions (particularly recessionary conditions adversely affecting consumer spending);

         o    changes in consumer demographics;

         o the availability and relative popularity of other forms of sports and entertainment; and

         o public tastes and preferences, which may change rapidly and cannot be predicted.

Our ability to plan for product development and promotional activities may be affected by our ability to anticipate and respond to relatively rapid changes in consumer tastes and preferences. To the extent that we target consumers with limited disposable income, we may find it more difficult to price our products at levels which result in profitable operations. In addition, seasonal weather conditions limiting the playing seasons in certain geographic areas may result in fluctuations in our future operating results.

OUTSTANDING OPTIONS AND WARRANTS. There are currently outstanding options to purchase an aggregate of 1,884,587 shares of our common stock at exercise prices ranging from $1.00 to $7.50 per share, and outstanding warrants to purchase an aggregate of 1,930,000 shares of our common stock at exercise prices ranging from $3.25 to $10.00. Exercise of any of such options or warrants will have a dilutive effect on our stockholders. Furthermore, holders of such options or warrants are more likely to exercise them at times when we could obtain additional equity capital on terms that are more favorable to us than those provided in the options or warrants. As a result, exercise of the options or warrants may adversely affect the terms of such financing.

VOLATILITY OF MARKET PRICE OF COMMON STOCK AND WARRANTS. Since our initial public offering, the market prices of our publicly traded securities have been highly volatile, as has been the case with the securities of other emerging companies. Our operating results and announcements by us or our competitors may have a significant impact on the market price of our securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

                                   THE COMPANY

         The Company was organized to develop and market personalized videotape golf lessons featuring ONE-ON-ONE instruction by leading professional golfer Greg Norman and is in the early stages of being an operational company. The Company has developed video production technology which digitally combines actual video footage of a golfer's swing with a synchronized "split-screen" comparison to Greg Norman's golf swing to produce a 45-minute ONE-ON-ONE videotape golf lesson. The Company's ONE-ON-ONE personalized videotape golf lesson analyzes a golfer's swing by comparing it to Greg Norman's swing at several different club positions from two camera angles using Greg Norman's pre-recorded instructional commentary and analysis and computer graphics to highlight important golf fundamentals intended to improve a golfer's performance. The Company sells its products under the name "ONE-ON-ONE WITH GREG NORMAN."

                                BUSINESS OVERVIEW

INDUSTRY OVERVIEW

         Golf has become an increasingly popular form of sport and entertainment in recent years. According to the National Golf Foundation, consumer spending on golf-related activities, including green fees, golf equipment and related merchandise, increased from approximately $12.7 billion in 1989 to approximately $15.1 billion in 1994. The number of golfers and golf courses and driving ranges has also increased and golf industry participants have sought to increase public awareness and provide greater access to golfers of all ages and income levels.

PRODUCTS

         The Company has developed six full swing personalized ONE-ON-ONE golf lessons with Greg Norman for both right- and left-handed golfers. The Company's personalized products include a lesson stressing basic golf fundamentals for either males or females, a lesson geared towards senior golfers, an advanced lesson for lower-handicap players and a "follow-up" lesson which measures a golfer's improvement from prior lessons. The Company also plans to develop additional videotape golf lessons, such as short game, sand play and putting lessons.

RELATIONSHIP WITH GREG NORMAN

         Pursuant to a license agreement, as amended, by and among the Company, Greg Norman and Great White Shark Enterprises, Inc. (the "Greg Norman License"), Greg Norman agreed to grant to the Company a worldwide license to use his name, likeness and endorsement and certain trademarks owned by him in connection with the production and promotion of the Company's products. Pursuant to the Greg

Norman License, the Company is required to make royalty payments to Mr. Norman on its net sales of the ONE-ON-ONE WITH GREG NORMAN product. As of December 31, 1998, the Company has paid Mr. Norman $1,300,000 in cash, issued 602,000 shares of its common stock, $.01 par value per share (the "Common Stock"), and issued options to purchase 125,000 shares of Common Stock at $1.00 per share. After the initial term, which ends on December 31, 2001, the Company has the option to renew the Greg Norman License for two additional five-year periods. The Company's business and prospects are dependent upon the Company's continued association with Greg Norman.

         The Greg Norman License prohibits Greg Norman from granting similar rights to any person with respect to any concept which is the same as or confusingly similar to the Company's concept or products and does not prohibit the Company from entering into similar endorsement agreements with other athletes or instructors. Additionally, the Company is the beneficiary of a $10,000,000 life insurance policy on Mr. Norman.

PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION

         The Company has filed a patent application with the United States Patent and Trademark Office covering certain aspects of its digital video editing and videotape production process. There can be no assurance, however, as to the breadth or degree of protection which patents may afford the Company, that any patent applications will result in issued patents or that patents will not be circumvented or invalidated. Rapid technological developments in the computer software industry result in extensive patent filings and a rapid rate of issuance of new patents. In addition, there can be no assurance that the Company will have financial or other resources necessary to enforce its own patent or defend a patent infringement action and the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company. The Company relies on proprietary processes and employs various methods to protect the concepts, ideas and documentation of its products. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such processes or obtain access to the Company's proprietary processes, ideas and documentation. Furthermore, although the Company has entered into confidentiality agreements with certain of its employees, there can be no assurance that such arrangements will adequately protect the Company.

FINANCING TRANSACTIONS

         JUNE FINANCING AND SUBSEQUENT AMENDMENTS

         On June 13, 1997, the Company arranged a three-year $7.5 million debt and convertible equity facility (the "June Financing") with a group of investment funds (the "Funds"). The Company issued and sold to the Funds the following securities pursuant to the Securities Purchase Agreement, dated as of June 13, 1997 (the "Agreement"), among the Company and the Funds: (i) 8.25% unsecured convertible notes (the "Notes") in the aggregate principal amount of $7,500,000 with a maturity date of three years from the date of issuance, subject to the mandatory automatic exchange of $5 million of the Notes for Preferred Stock, par value $.01 per share, which Notes are convertible into shares of Common Stock (the "Note Conversion Shares") at any time and from time to time commencing January 1, 1998 at the option of the holder thereof subject to certain limitations on conversion set forth in the Agreement; (ii) 93,677 shares of Common Stock subject to adjustment (the "Grant Shares"); and (iii) five-year warrants (the "June Warrants") to purchase 100,000 shares of Common Stock (the "Warrant Shares") at an exercise price equal to $10.675. The June Warrants are redeemable commencing October 1, 1998 at a redemption price equal to $.10 per share, subject to adjustment based on a 20-day minimum closing bid price of the Common Stock. The net proceeds to the Company from the sale of the Notes, Grant Shares and June Warrants was $7,236,938. In addition, the Company issued 14,052 shares (the "IPO Underwriters Shares") of Common Stock to the underwriter in the Company's initial public offering as a fee for services rendered in connection with the transactions contemplated by the Agreement.

         Pursuant to the Agreement, the Company was required to issue additional Grant Shares (the "Additional Grant Shares") to the Funds in the event that the closing bid price of Common Stock for each trading day during any consecutive 10 trading days from June 13, 1997 through December 31, 1997 did not equal at least $10.00 per share. The Company issued 180,296 Additional Grant Shares during the fourth quarter of 1997.

         Interest payments on the Notes are, at the option of the Company, payable in cash or in shares of Common Stock. During 1997 the Company issued an aggregate of 65,671 shares (the "Interest Shares") for payment of interest due. During 1998 the Company issued an aggregate of 80,989 Interest Shares for payment of interest due.

         On February 6, 1998, the Company entered into the First Amendment to the Securities Purchase Agreement and Related Documents, dated as of December 31, 1997 (the "First Amendment"), among the Company and the Funds. Pursuant to the First Amendment, the Funds converted $6 million aggregate principal amount of the Notes into the Company's Series A Convertible Preferred Stock (the "Preferred Stock"). In addition, the "Maximum Conversion Price" (as defined in the First Amendment) at which shares of Preferred Stock are convertible into Common Stock (the "Stock Conversion Shares") is $6.00, subject to adjustment in certain circumstances.

         Dividends on the Preferred Stock and the Series A-2 Preferred Stock (as hereafter defined) are, at the option of the Company, payable in cash or in shares of Common Stock. During 1998 the Company issued an aggregate of 302,755 shares (the "Dividend Shares") for payment of dividends.

         The remaining $1.5 million of outstanding Notes held by the Funds have become secured debt pursuant to a Security Agreement, dated as of February 6, 1998 (the "Security Agreement"), between the Company and H.W. Partners, L.P., as agent for and representative of the Funds. With respect to such $1.5 million in outstanding Notes, the Funds have been granted a security interest in the collateral described in the Security Agreement, which includes all of the Company's unrestricted cash deposit accounts, accounts receivable, inventory and equipment and fixtures excluding the vans.

         On March 16, 1998, the Company sold an additional 1,550 shares of Preferred Stock to the Funds in exchange for marketable securities with an aggregate value of $1,550,000. In connection therewith, the Funds as the holders of the majority of the outstanding Preferred Stock obtained the right to appoint one director to the Company's Board of Directors, though they had not named such director as of December 31, 1998. On April 20, 1998, the Company redeemed such 1,550 shares of Preferred Stock in exchange for marketable securities with an aggregate value of $1,550,000.

         As a condition to the consummation of the Marion Equity Financing (as defined in and described in "Marion Equity Financing"), the Company entered into the Agreement and Second Amendment to Bridge Securities Purchase Agreement and Related Documents (the "Second Amendment"), among the Company and the Funds. Pursuant to the Second Amendment, the Funds agreed that they would not convert, prior to December 31, 1998, any shares of Preferred Stock or any principal amount of the Notes into shares of Common Stock, unless a "Material Transaction" (defined as a change of control of the Company, a transfer of all or substantially all of the Company's assets or a merger of the Company into another entity) has occurred. Further, the Funds agreed that they would not, prior to March 31, 1999, publicly sell any shares of Common Stock owned or acquired by the Funds, unless a Material Transaction has occurred; the Funds are permitted, after June 30, 1998 and subject to the Company's right of first refusal, to privately sell any shares of Common Stock that they own or acquire, provided the purchaser agrees in writing to be bound by the same resale restrictions.

         The Funds have granted to the Company an option to redeem all of the Preferred Stock and the Notes owned by the Funds. The Company is required to redeem all of the Preferred Stock outstanding prior to redemption of any of the Notes. In addition, the Funds have granted to the Company and to Marion (as hereafter defined) an option to acquire, on or before March 31, 1999, all of the shares of Common Stock owned by the Funds.

         In connection with the Second Amendment, the Funds received 100,000 shares of Common Stock. Furthermore, because the Company did not redeem all of the Preferred Stock and Notes owned by the Funds before June 30, 1998, the Funds received 200,000 additional shares of Common Stock.

         On December 29, 1998, the Company entered into the Third Amendment to Bridge Securities and Purchase Agreement and Related Documents (the "Third Amendment"), among the Company and the Funds (or, if applicable, their respective transferees) (the "New Funds"). Pursuant to the Third Amendment, the Company agreed to retire all of the issued and outstanding shares of the Preferred Stock and, in exchange therefor, issue to the New Funds a new class of Series A-2 Convertible Preferred Stock (the "Series A-2 Preferred Stock"). The Series A-2 Preferred Stock is senior to the Common Stock with respect to dividends, liquidation and dissolution. Prior to January 1, 2000, no dividends shall accrue or be payable on the Series A-2 Preferred Stock. Beginning on January 1, 2000, each share of Series A-2 Preferred Stock shall entitle the holder to an annual dividend of 8.25%, payable on a quarterly basis, which dividend shall increase to 18% in certain situations as specified in the Certificate of Designation with respect to the Series A-2 Preferred Stock.

         The Third Amendment also revised the conversion price at which the Notes may be convertible into Common Stock and at which the Series A-2 Preferred Stock may be convertible into Common Stock (the "Series A-2 Conversion Shares"). The "Conversion Price" (as defined in the Third Amendment) applicable to the Notes is $2.50 until January 1, 2000, inclusive, and $1.25 thereafter. The Conversion Price applicable to the Series A-2 Preferred Stock is (i) for the first $2,000,000 of aggregate liquidation preference of the Series A-2 Preferred Stock, $1.25, (ii) for the next $1,000,000 of aggregate liquidation preference of the Series A-2 Preferred Stock, $2.00 until June 30, 1999, inclusive, $1.375 from July 1, 1999 until January 1, 2000, inclusive, and $1.25 thereafter, and
(iii) for any excess amounts of aggregate liquidation preference of the Series A-2 Preferred Stock, $2.50 until June 30, 1999, inclusive, $2.00 from July 1, 1999 until January 1, 2000, inclusive, and $1.25 thereafter.

         The New Funds agreed to a limitation on their conversion rights, such that they may not convert any amount of convertible instruments or exercise any portion of warrants that would result in the sum of (a) the number of shares of Common Stock beneficially owned by the New Funds and their affiliates and (b) the number of shares of Common Stock issuable upon conversion of convertible instruments or exercise of warrants, exceeding 9.99% of the outstanding shares of Common Stock after giving effect to such conversion. The Third Amendment also removed resale limitations on the New Funds. Furthermore, for a period of one year or until his earlier termination of employment with the Company, so long as the New Funds do not sell their shares of Common Stock, Earl Takefman agreed not to sell any of his shares of Common Stock. If he is terminated for cause (as defined in his employment contract), he will not sell his shares of Common Stock for one year after such termination. If he is terminated without cause (as defined in his employment contract) or if he resigns, he will not sell his shares of Common Stock for thirty days after such termination or resignation (or for such longer time as mandated by federal or state securities laws).

         In addition, pursuant to the Third Amendment, the parties agreed that the following occurrences would constitute an Event of Default under the Agreement, as amended: (a) any of Earl Takefman, Richard Parker or Thomas Peters voluntarily resign from their respective positions with the Company, unless the closing bid price of the Common Stock exceeds $2.00 for twenty out of the thirty trading days preceding the effective date of such resignation; (b) the Greg Norman License is materially impaired due to a material breach by the Company or to an amendment that makes it economically impracticable for the Company to carry out its obligations pursuant thereto; (c) the Commission does not declare this registration statement effective by March 31, 1999; or (d) the Company defaults or breaches any of its covenants, representations or agreements set forth in the Third Amendment.

         Furthermore, as a means of retaining the Company's management and as an incentive for such management to pursue the Company's long-term goals, the Third Amendment provided that all outstanding stock options granted to Earl Takefman, Richard Parker and Thomas Peters shall be repriced to $1.00 per share and that all such options shall be immediately vested. The Company also agreed to reprice to $1.00 per share approximately 82,000 existing employee stock options, all such options to be immediately vested. In addition, the New Funds agreed to return to the Company warrants to purchase 284,000 shares previously granted to them, provided that options to purchase 200,000 shares of Common Stock be redistributed to Richard Parker and options to purchase 100,000 shares of Common Stock be redistributed to Thomas Peters, all such options to be immediately vested and to have an exercise price of $1.00 per share. Moreover, the Company granted 200,000 new stock options to Richard Parker, all such options to be immediately vested and to have an exercise price of $1.00 per share.

         MARION EQUITY FINANCING

         In March 1998, the Company entered into a Purchase Agreement (the "Marion Agreement") with Marion Interglobal, Ltd., an investment group ("Marion"). The Marion Agreement calls for the Company to receive up to $11,000,000 from Marion in exchange for shares of Common Stock as explained herein. Pursuant to the Marion Agreement, the purchase of Common Stock was to occur in three tranches as follows: (i) on March 27, 1998 the Company sold to Marion 1,200,000 shares of Common Stock for an aggregate consideration of $3,000,000; (ii) sixty days following the registration of all the underlying shares of Common Stock under the Marion Agreement, the Company sold to Marion 800,000 shares of Common Stock for an aggregate consideration of $2,000,000; and
(iii) on or prior to September 30, 1998 the Company was to sell a number of shares of Common Stock (to be determined by when the closing occurs, which would range from 2,666,667 shares to 3,200,000 shares) for an aggregate consideration of $6,000,000. Marion opted not to proceed with the third tranche. The Company paid transaction fees to Marion upon completion of the first two tranches as follows: (i) 1,200,000 shares of Common Stock for the first $3,000,000 tranche; and (ii) 800,000 shares of Common Stock for the second $2,000,000 tranche.

         Further, upon the consummation of the second tranche of the Marion Agreement, Mr. Alan Lubell, then the Chairman of the Board of the Company, transferred to Marion 250,000 shares of Common Stock.

         In addition, the Company may not redeem the warrants issued in the initial public offering without the prior written consent of Marion.

                                 USE OF PROCEEDS

         The shares of Common Stock being offered hereby are for the account of certain stockholders of the Company (the "Selling Stockholders"). Accordingly, the Company will not receive any of the proceeds from the sale of such shares by the Selling Stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         An aggregate of 3,390,000 shares of Common Stock may be offered and sold pursuant to this Prospectus. The number of shares of Common Stock that may actually be sold by each of the Selling Stockholders shall be determined by each such Selling Stockholder and may depend upon a number of factors. The Company will not receive any of the proceeds from the sale of the shares offered hereby. Except as indicated, none of the Selling Stockholders has ever held any position or office with the Company or has had any other material relationship with the Company. The following table sets forth certain information as of March 1, 1999 with respect to the Selling Stockholders:


                                                       SHARES OF                 SHARES OF
                            SHARES OF                COMMON STOCK              COMMON STOCK
     NAME OF              COMMON STOCK              OFFERED IN THE            OWNED AFTER THE
 STOCKHOLDER (1)    OWNED BEFORE OFFERING(2)          OFFERING(3)               OFFERING(4)
 --------------     ------------------------      ----------------------    --------------------
                       NUMBER      PERCENT(5)     NUMBER      PERCENT(5)    NUMBER    PERCENT(5)
                       ------      ----------     ------      ----------    ------    ----------
Infinity            4,801,133(6)     27.57%      4,801,133      27.57%        0            0
Investors Limited
------------------------------------------------------------------------------------------------
IEO Holdings        1,066,919(6)     6.13%       1,066,919      6.13%         0            0
Limited
------------------------------------------------------------------------------------------------
Summit Capital      1,066,918(6)     6.13%       1,066,918      6.13%         0            0
Limited
------------------------------------------------------------------------------------------------
Glacier Capital     1,066,918(6)     6.13%       1,066,918      6.13%         0            0
Limited
------------------------------------------------------------------------------------------------
Greg Norman          727,000(7)      4.17%        727,000       4.17%         0            0
------------------------------------------------------------------------------------------------

(1) The address of each of Infinity Investors Limited ("Infinity"), IEO Holdings Limited ("IEO"), Summit Capital Limited ("Summit") and Glacier Capital Limited ("Glacier") is Hunkins Waterfont Plaza, P.O. Box 556 - Main Street, Charles Town, Nevis, West Indies. The address of Greg Norman ("Norman") is c/o Great White Shark Enterprises, Inc., 501 North A1A, Jupiter, Florida 33477.

(2) Unless otherwise indicated, to the knowledge of the Company, each Selling Stockholder listed herein has sole voting and sole investment power with respect to all shares of Common Stock beneficially owned. Each of the Selling Stockholders specifically disclaims beneficial ownership of the shares of Common Stock held (or acquirable upon exercise or conversion of any derivative securities held) by the other Selling Stockholders and, as such, the number of shares of Common Stock represented hereby does not reflect any shares of Common Stock beneficially owned by any other Selling Stockholder.
(3) The number of shares of Common Stock offered by Infinity, IEO, Summit and Glacier reflects the aggregate number of such shares owned by such Selling Stockholders (including, without limitation, shares to be issued as payment of dividends through 2001) pursuant to this Prospectus, the Prospectus dated August 18, 1997, as supplemented, the Prospectus dated November 21, 1997, as supplemented, and the Prospectus dated April 15, 1998, as supplemented. The number of shares of Common Stock offered by Norman reflects the aggregate number of shares owned by Norman pursuant to this Prospectus and the Prospectus dated April 15, 1998, as supplemented.
(4) Assumes that all shares of Common Stock offered hereby are actually sold.
(5) Percentage is based on 17,416,440 shares of Common Stock outstanding as of March 1, 1999.
(6) The number of shares listed for Infinity, IEO, Summit and Glacier includes 6,000,000 shares of Common Stock issuable upon conversion of the Notes and the Series A-2 Preferred Stock, based on a conversion price of $1.25, and 990,000 shares of Common Stock issuable as payment of dividends on the Series A-2 Preferred Stock. Other than such shares issued upon conversion, Infinity owns 607,133 shares of Common Stock, IEO owns 134,919 shares of Common Stock and Summit and Glacier each owns 134,918 shares of Common Stock.
(7) The number of shares listed for Norman includes 125,000 shares of Common Stock issuable upon the exercise of immediately exercisable options.

         Except as set forth above or in the Prospectus, none of the Selling Stockholders has, nor within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

         The shares of Common Stock beneficially owned by IEO, Summit and Glacier, together with the underlying registration rights, were acquired in private transactions from Infinity Emerging Opportunities Limited, Sandera Partners L.P. and Lion Capital Partners, L.P., respectively. Additional Selling Stockholders or other information concerning the above listed Selling Stockholders may be set forth from time to time in additional prospectus supplements.

         The Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their Common Stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Stockholders may be set forth from time to time in prospectus supplements to this Prospectus. See "Plan of Distribution."

         Pursuant to the terms of a Registration Rights Agreement, dated as of June 13, 1997, among the Company and the Funds, as amended, the Company has agreed to file the Registration Statement to which this Prospectus forms a part for the purpose of registering the potential resale of the Funds' shares set forth above and to maintain the effectiveness of such Registration Statement, in each case as contemplated by such Registration Rights Agreement, as amended. In addition, the Company and the Funds have agreed to indemnify each other and certain affiliated parties from and against any losses or claims arising out of, among other things, (1) any alleged untrue statement of a material fact or (2) any material omission contained or referred to in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         All of the registration and filing fees, printing expenses, blue sky fees (if any), fees and disbursements of counsel for the Company and certain fees and disbursements of one counsel for the Selling Stockholders will be paid by the Company; PROVIDED, however, that any underwriting discounts or selling commissions will be borne by the Selling Stockholders.

                              PLAN OF DISTRIBUTION

         Sales of the shares may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on Nasdaq, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:
(a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and deliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         Information as to whether underwriters who may be selected by the Selling Stockholders, or any other broker-dealer, is acting as principal or agent for the Selling Stockholders, the compensation to be received by underwriters who may be selected by the Selling Stockholders, or any broker-dealer, acting as principal or agent for the Selling Stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

         It is anticipated that the Selling Stockholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York.

                                     EXPERTS

         The financial statements of Visual Edge Systems Inc. as of March 31, 1998, June 30, 1998 and September 30, 1998 have been incorporated by reference herein in reliance upon the report of Arthur Andersen, LLP, independent certified public accountants, included therein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of Visual Edge Systems Inc. as of December 31, 1997 and for the year then ended have been incorporated by reference herein from the Company's 1997 Annual Report on Form 10-KSB in reliance upon the report of Arthur Andersen, LLP, independent certified public accountants, included therein, and upon the authority of said firm as experts in accounting and auditing.

===============================================================================

NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

             ------------------------

                 TABLE OF CONTENTS

                                             PAGE

                                           ------
Available Information...........................3
Incorporation of Certain Information by
  Reference.....................................3
Risk Factors ...................................4
The Company.....................................7
Business Overview...............................7
Use of Proceeds................................12
Selling Stockholders ..........................12
Plan of Distribution...........................14
Legal Matters..................................15
Experts........................................15

               VISUAL EDGE SYSTEMS INC.

                3,390,000 SHARES OF
                   COMMON STOCK


                   ------------
                    PROSPECTUS
                   ------------

                   March 2, 1999



===============================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses that will be incurred by the Registrant in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee.................................................   $     *
Legal fees and expenses..............................................         *
Accounting fees and expenses.........................................         *
Printing and engraving expenses......................................         *
Miscellaneous........................................................         *
                                                                        -------
        Total........................................................   $


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Generally, Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation to indemnify certain persons made a party or threatened to be made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless the Delaware Court of Chancery or the court in which such action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, such person shall be indemnified against expenses actually and reasonably incurred by him.

         Section 102(b)(7) of the GCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         The Registrant has adopted provisions in its By-Laws which provide for indemnification of its officers and directors to the full extent permitted under Delaware law. The Registrant's Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware law, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors.

----------------------------
* To be completed by amendment.

ITEM 16. EXHIBITS

         See Exhibit Index.

ITEM 17. UNDERTAKINGS

         (1)      The undersigned Registrant hereby undertakes that it will:

                  (a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

                  (b) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on March 2, 1999.

                                        VISUAL EDGE SYSTEMS INC.



                                        BY: /s/ Earl T. Takefman
                                            -----------------------------------
                                            Earl T. Takefman
                                            CHIEF EXECUTIVE OFFICER


      Each person whose signature appears below hereby authorizes and constitutes Earl T. Takefman and Richard Parker, and each of them singly, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Visual Edge Systems Inc.) to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as such person might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                 CAPACITY IN WHICH SIGNED                            DATE
---------                                 ------------------------                            ----

/s/ Earl T. Takefman                      Director, Chief Executive Officer                   March 2, 1999
------------------------------------      (Principal Executive Officer)
Earl T. Takefman



/s/ Melissa Forzly                        Chief Financial Officer (Principal Financial        March 2, 1999
------------------------------------      Officer and Principal Accounting Officer)
Melissa Forzly



                                          Chairman of the Board                               March  , 1999
------------------------------------
Ronald F. Seale



                                          Director                                            March  , 1999
------------------------------------
Mark Hershhorn



/s/ Beryl Artz                            Director                                            March 2, 1999
------------------------------------
Beryl Artz



/s/ Richard Parker                        Director                                            March 2, 1999
------------------------------------
Richard Parker


                                  EXHIBIT INDEX

   EXHIBIT
   NUMBER             DESCRIPTION
   ------             -----------
      5       Opinion of Morgan, Lewis & Bockius LLP*
    23.1      Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)*
    23.3      Consent of Arthur Andersen LLP*
     24       Power of Attorney (included with the signature page hereof)*

-----------
*        To be filed by amendment.